 Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of February 23, 2010 by and between Hawk Systems, Inc., a Delaware corporation, with offices located at 2385 NW Executive Center Drive, Suite 100, Boca Raton, Florida 33431 (“the Company”) and Griffin Enterprises LLC, a Florida Limited Liability Company, with its principal place of business at 127 West Fairbanks Ave Suite 248 Winter Park Florida 32789 and or its affiliates, successors or assigns hereinafter refereed to as (“Griffin”) who are hereinafter sometimes collectively referred to as “the parties.”

WITNESSETH:

WHEREAS GRIFFIN provides corporate growth development consulting services;

WHEREAS the Company desires to engage the services of GRIFFIN in accordance with the terms and conditions set forth in this Agreement which now consolidates and supercedes any agreement now in effect.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Services

GRIFFIN shall provide the following services to the Company:

(a)
Provide consulting and liaison services to the Company as requested in connection with the establishment and implementation of a corporate development growth plan to enable the Company to develop and expand its business both in the private sector as well as the government sector. Such plan may also encompass other priorities as set forth by both parties;

(b)
Provide consulting and liaison services to the Company in connection with the implementation and completion of its corporate development plan (including subsidiaries and affiliates), it being understood that such services should not be construed as engaging in broker-dealer activities;

(c)
Assistance when requested by the Company with and monitoring of the Company’s activities which may include assistance in the review and creation of corporate communications, press releases, and presentations; and

(d)	Board participation if requested by the Company.

2.           Compensation.

In consideration of the services provided by GRIFFIN under this Agreement the Company agrees to pay to GRIFFIN a monthly consulting fee of US Twenty Thousand Dollars ($20,000) (“Consulting Fee”), which first monthly payment will be due and payable on or before February 26, 2010.  The remaining Consulting Fee payments will be due and payable on the first day of each month beginning on April 1, 2010.

3.           Expenses

The Company agrees to reimburse GRIFFIN for all reasonable out-of-pocket expenses and costs incurred in connection with the performance of its services under this Agreement (such as travel expenses, outside consultant courier, supplies, etc.). All such expenses over $200 must be pre-approved by the Company, and will be billed monthly and will be payable when invoiced. Upon termination or expiration of this Agreement, any expenses and fees not reimbursed will be immediately due and payable.

4.           Indemnification

The Company agrees to execute an indemnity agreement, acceptable to both parties, which shall survive any termination of this Agreement. The Company represents that it has the authority to enter into this agreement, and has obtained all necessary consents. It further represents that there are no existing agreements that would prohibit or prevent the terms of the agreement from being implemented.

5.           Information

(a)           The Company recognizes and confirms that in performing its duties pursuant to this Agreement, GRIFFIN will be using and relying on data, material, and other information (the “Information”) furnished by the Company or by its designees. In connection with GRIFFIN’s  activities on the Company’s behalf, the Company will cooperate with GRIFFIN and will furnish GRIFFIN with all Information concerning the Company. The Company hereby agrees and represents that all Information (i) furnished to GRIFFIN pursuant to this Agreement and (ii) contained in any filing by the Company with any court or governmental or regulatory agency, commission or agency shall, at all times during the period of this Agreement be accurate and complete in all material respects and that, if the Information provided becomes materially inaccurate, incomplete or misleading during the term of this Agreement, the Company shall so advise GRIFFIN in writing. All Information that is not publicly available will be treated in strict confidence, and will not be revealed, or used except in the performance of GRIFFIN duties under this Agreement. The conveyance of such information will be limited to public information with non-public information to be provided to third parties as deemed appropriate by the Company in writing.

(b)           GRIFFIN hereby covenants and agrees that it will (i) utilize only such written Information and materials that have been supplied or previously approved in writing by the Company (“Materials”), (ii) not make any representations or warranties concerning the Company to third parties inconsistent with the disclosures contained in the Materials, (iii) at the direction of the Company, deliver to, and have executed by, any third parties any other notification that the Company may require from time to time in order for Company to maintain compliance with applicable securities laws, rules and regulations of any applicable jurisdiction; (iv) maintain a record of each person or entity that receives from it any information with regard to the Company, including Materials, and will provide a copy of each such record to the Company upon reasonable request; and (v) not use any written material prepared for distribution, public announcement or press release without the prior review and written approval of the Company.

6.           Term

The Term of this Agreement shall commence on the date hereof and shall end on May 31, 2010 (“Initial Period”). After the Initial Period this Agreement may be renewed in a writing signed by both parties (“Renewed Agreement,” together with the Initial Period, the “Term”)), whereby either party may terminate the Renewed Agreement by the end of each quarter by giving the other party written notice of such termination.

7.           Independent Contractor.

(a)
It is expressly understood that GRIFFIN is an independent contractor and that it is not an agent, employee, or representative of the Company or its subsidiaries and that GRIFFIN shall make no representations to the contrary.  GRIFFIN shall not be entitled to benefits of any kind from the Company except for the compensation agreed upon herein. GRIFFIN acknowledges that it shall be responsible for the collection and payment of all withholdings, contributions and payroll taxes relating to its services.

(b)
GRIFFIN  shall not hold itself out as, nor shall it take any action from which others might infer that it is, a partner of, agent of, or a joint venture of the Company. In addition, GRIFFIN shall take no action which binds, or purports to bind, the Company.

(c)
GRIFFIN will determine the method, details, and means of performing the services provided by it under this Agreement. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by GRIFFIN in accordance with its independent and professional judgment.  Notwithstanding, GRIFFIN shall interface closely with the other officers of the Company and the Board of Directors of the Company and follow the directions of the Board.

8.           Confidential Information.

GRIFFIN agrees to keep secret and confidential, and will not (a) disclose or transfer to any person, corporation, firm or other entity, either during the Term of this Agreement or at any time after the termination thereof or (b) use in GRIFFIN’s subsequent or other business or employment, without the express written authorization of the Company, any proprietary and/or confidential information of the Company (hereinafter referred to as “Confidential Information”). Such Confidential Information includes, without limitation, any information, customer lists, vendor lists, supplier lists, pricing data, software, technique, design, process, formula, development or experimental work, work in process, business, trade secret, innovations, inventions, discoveries, improvements, research or test results, data, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, or any other secret or confidential matter relating to the products, services, research and development, customers, employees (including identifying information, salaries, benefits, responsibilities and relative abilities), suppliers, sales, or business affairs of the Company, as well as all information that has or could have commercial value or other utility in the business in which the Company or its clients are engaged or in which they contemplate engaging and which the unauthorized disclosure could be detrimental to the interests of the Company or its clients, whether or not such information is identified as Confidential Information by the Company or its clients. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Company  or its representatives, (b) was available to GRIFFIN on a non-confidential basis prior to its disclosure by the Company or its representatives or (c) becomes available to GRIFFIN on a non-confidential basis from a person other than the Company or its representatives who is not otherwise bound by a confidentiality agreement with the Company or any of its representatives, or is not otherwise under an obligation to the Company or any of its representatives not to transmit the information to GRIFFIN. In the event of termination (voluntary or otherwise) of this engagement by the Company or on demand at any time prior thereto, GRIFFIN agrees to deliver promptly to the Company all Confidential Information of the Company and its clients, whether prepared by GRIFFIN or otherwise coming into its possession or control relating to any product, business, work, customer, supplier, or other aspect of the Company. Because GRIFFIN's services are personal and unique and because GRIFFIN may have access to and become acquainted with the Confidential Information of the Company, GRIFFIN agrees that the breach by him/her of this Agreement could not reasonably or adequately be compensated in damages in an action at law and that the Company shall be entitled to specific performance of the terms and provisions hereof and/or temporary or permanent injunctive relief (without the need to post any bond unless otherwise required by applicable law), which may include but shall not be limited to restraining GRIFFIN from rendering any services that would breach this Agreement.

9.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflict of laws provision thereof.

10.           Notices

All notices and other communication hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunications.  Unless otherwise instructed in writing, notices to the Company shall be directed to it at: Hawk Systems, Inc., 385 NW Executive Center Drive, Suite 100, Boca Raton, Florida 33431, Attn: Michael Diamant, Chief Executive Officer, Fax: (509) 479-8724, with a copy to: Greenberg Traurig, P.A., 5100 Town Center Circle, Suite 400, Boca Raton, FL 33486, Attn: Bruce C. Rosetto, Esq., Fax: (561) 367-6225, and to GRIFFIN shall be directed to it at: Griffin Enterprises LLC, 127 West Fairbanks Ave, Suite 248, Winter Park, Florida 32789, Attention:  Noreen McGurrin Griffin, Fax: (407) 641-9673, or to such other address as any party may specify by notice given to the other party in accordance with this section.

11.           Miscellaneous

This Agreement constitutes the entire agreement between GRIFFIN and the Company with respect to the subject matter hereof.  This Agreement may not be amended or modified except in writing by both parties hereto. If any provision of this Agreement shall be held or made invalid by a statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement has been drafted jointly by the parties and, in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against either party. This Agreement shall be binding upon and inure to the benefit of GRIFFIN, the Company and their respective successors, assigns, representatives, heirs and estates; provided, that the rights and obligations of GRIFFIN under this Agreement shall not be assigned without the prior written consent of the Company.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Company and GRIFFIN, and each of their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GRIFFIN:

Griffin Enterprises, LLC

/s/ Noreen Griffin	2/24/2010
Name: Noreen McGurrin Griffin	Date
Title:

THE COMPANY:

/s/ Michael Diamant	2/23/2010
Name: Michael Diamant	Date
Title: Chief Executive Officer